CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of November 16, 2011, (the “Effective Date”) by MEDL, Inc., a Nevada corporation (the “Company”), Paul Caceres, 12 Ashton, Mission Viejo, CA 92692(the “Consultant”).

The Company desires to retain Consultant as an independent contractor to perform services for the Company, and the Consultant is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

1.      SERVICES AND COMPENSATION

1.1           Services and Compensation. Consultant agrees to perform for the Company the services described in the “Statement of Work” attached as Exhibit A (the “Services”), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services.

1.2           Reports.  Consultant also agrees that Consultant will, from time to time during the term of this Agreement or any extension thereof, keep the Company advised as to Consultant’s progress in performing the Services under this Agreement.

2.      CONFIDENTIALITY

2.1           Definition.  “Confidential Information” means any of the Company’s or any subsidiary’s proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.

2.2           Non-Use and Non-Disclosure.  Consultant shall not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company, or (ii) disclose the Confidential Information to any third party.  Consultant further shall take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information.  It is understood that said Confidential Information will remain the sole property of the Company or its subsidiaries, as applicable.  Confidential Information does not include information which: (1) is known to Consultant at the time of disclosure to Consultant by the Company, as evidenced by written records of Consultant; (2) has become publicly known and made generally available through no wrongful act of Consultant; or (3) has been rightfully received by Consultant from a third party who is authorized to make such disclosure

2.3           Former Employer's or Client's Confidential Information.  Consultant agrees that Consultant shall not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and that Consultant shall not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity.

2.4           Third Party Confidential Information.  Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company's agreement with such third party.

2.5           Return of Materials.  Upon the termination of this Agreement, or upon the Company’s earlier request, Consultant shall deliver to the Company all of the Company’s or any subsidiary’s property or Confidential Information that Consultant may have in Consultant's possession or control.

3.      OWNERSHIP

3.1           Assignment.  Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, made or discovered by Consultant, solely or in collaboration with others, during the term of this Agreement which relate in any manner to the business of the Company or any subsidiary that Consultant may be directed to undertake, investigate or experiment with, or which Consultant may become associated with in work, investigation or experimentation in the line of business of the Company in performing the Services hereunder (collectively, “Work Product”), are the sole property of the Company.  Consultant further shall assign (or cause to be assigned) and does hereby assign fully to the Company all Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

3.2           Further Assurances.  Consultant shall assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company's rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Work Product, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

3.3           Pre-Existing Materials.  Consultant agrees that if in the course of performing the Services, Consultant incorporates into any invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (1) Consultant shall inform the Company, in writing before incorporating such  invention, improvement, development, concept, discovery or other proprietary information into any invention; and (2) the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such invention.  Consultant shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any invention without the Company’s prior written permission.

3.4           Warranty.  Consultant hereby represents and warrants that: (1) all Work Product will be the original work of Consultant; (2) the Work Product will not infringe the copyright, patent, trade secret, or any other intellectual property right of any third party; (3) the Work Product will not be obscene, libelous, or violate the right of privacy or publicity of any third party; (4) the Work Product will not contain any virus, trap door, worm, or any other device that is injurious or damaging to software or hardware used in conjunction with the Work Product; (5) any software or data portions of the Work Product will operate correctly and consistently; and (6) the Company shall retain and own all right, title and interest in and to all Work Product and any information delivered and/or shared hereunder.

4.           CONFLICTING OBLIGATIONS

4.1           No Conflicts.  Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement.

4.2           Substantially Similar Designs. In view of Consultant’s access to the Company’s trade secrets and proprietary know-how, Consultant agrees that Consultant will not, without the Company’s prior written approval, design identical or substantially similar designs as those developed under this Agreement for any third party during the term of this Agreement. Consultant acknowledges that the obligations in this Section 4 are ancillary to Consultant’s nondisclosure obligations under Section 2.

5.      TERM AND TERMINATION

5.1           Term.  This Agreement will commence on November 16, 2011 (the “Effective Date”) and will continue until termination as provided below.

5.2           Termination.  Either party may terminate this Agreement without cause upon giving four (4) weeks prior written notice thereof to the other party in accordance with Section 6.5 of this Agreement.  The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services and either party may terminate this Agreement immediately and without prior written notice if the other party is in breach of any material provision of this Agreement.

5.3           Survival.  Upon such termination all rights and duties of the parties toward each other will cease except:

a.
The Company shall pay immediately upon the effective date of termination, all amounts owing to Consultant for Services completed prior to the termination date, and related expenses, if any, in accordance with the provisions of Section 1 (Services and Compensation); and

b.	Sections 2 (Confidentiality), 3 (Ownership), 4 (Conflicting Obligations), 6 (Miscellaneous), and 7 (Arbitration and Equitable Relief) will survive termination of this Agreement.

6.      MISCELLANEOUS

6.1           Services and Information Prior to Effective Date.  All Services performed by Consultant and all information and other materials disclosed between the parties prior to the Effective Date shall be governed by the terms of this Agreement, except where those Services are covered by a separate consulting agreement between Consultant and the Company.

6.2           Nonassignment/Binding Agreement.  The parties acknowledge that the unique nature of Consultant’s services is substantial consideration for the parties’ entering into this Agreement.  Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Consultant, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of the Company, which consent will not be unreasonably withheld.  Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns.  Any assignment in violation of the foregoing will be null and void.

6.3           Non-solicitation.  From the date of this Agreement until 12 months after the termination of this Agreement (the “Restricted Period”), Consultant will not, without the Company’s prior written consent, directly or indirectly, solicit any employee or contractor of the Company or its affiliates to terminate employment with, or cease providing services to, the Company or its affiliates.  During the Restricted Period, Consultant will not, whether for Consultant’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with any person who is or during the period of Consultant’s engagement by the Company was a partner, supplier, customer or client of the Company or its affiliates.

6.4           Notices.  Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be (a) delivered in person, (b) sent by first class registered mail, or air mail, as appropriate, or (c) sent by overnight air courier, in each case properly posted and fully prepaid to the appropriate address as set forth in this Agreement.  Either party may change its address for notices by notice to the other party given in accordance with this Section.  Notices will be deemed given at the time of actual delivery in person, three (3) business days after deposit in the mail as set forth above, or one (1) day after delivery to an overnight air courier service.

6.5           Waiver.  Any waiver of the provisions of this Agreement or of a party’s rights or remedies under this Agreement must be in writing to be effective.  Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed as a waiver of such party's rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party's right to take subsequent action. No exercise or enforcement by either party of any right or remedy under this Agreement will preclude the enforcement by such party of any other right or remedy under this Agreement or that such party is entitled by law to enforce.

6.6           Severability.  If any term, condition, or provision in this Agreement is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement.  If the parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

6.7           Integration.  This Agreement and all Statements of Work contain the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter.  No terms, provisions or conditions of any purchase order, acknowledgement or other business form that either party may use in connection with the transactions contemplated by this Agreement will have any effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of a receiving party to object to such terms, provisions or conditions.  This Agreement may not be amended, except by a writing signed by both parties.

6.8           Confidentiality of Agreement.  Consultant shall not disclose any terms of this Agreement to any third party if such disclosure is without the consent of the Company, except as required by securities or other applicable laws.

6.9           Counterparts.  This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.

6.10           Governing Law.  This Agreement will be interpreted and construed in accordance with the laws of the State of California and the United States of America, without regard to conflict of law principles.

6.11           Independent Contractor.  It is the express intention of the parties that Consultant is an independent contractor.  Nothing in this Agreement, including the election of the Rules in the arbitration provision, will in any way be construed to constitute Consultant as an agent, employee or representative of the Company, but Consultant shall perform the Services hereunder as an independent contractor. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant acknowledges its obligation to pay all self-employment and other taxes thereon.

6.12           Benefits.  Consultant acknowledges that Consultant will receive no Company-sponsored benefits from the Company either as a Consultant or employee, where benefits include without limitation paid vacation, sick leave, medical insurance, and 401K participation.  If Consultant is reclassified by a state or federal agency or court as an employee, Consultant will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of the Company's benefit plans in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.

6.13           Attorney's Fees.  In any action at law or equity which is brought by one of the parties to enforce or interpret the provisions of this Agreement, each party will be responsible for their attorney's fees.

7.      ARBITRATION AND EQUITABLE RELIEF

7.1      Arbitration.  In consideration of Consultant’s consulting relationship with the Company, its promise to arbitrate all disputes related to Consultant’s consulting relationship with the Company and Consultant’s receipt of the compensation, pay raises and other benefits paid to Consultant by the Company, at present and in the future, Consultant agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Consultant’s consulting relationship with the Company or the termination of Consultant’s consulting relationship with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including section 1281.8 (the “Rules”) and pursuant to California law.  Disputes which Consultant agrees to arbitrate, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims.  Consultant further understands that this Agreement to arbitrate also applies to any disputes that Company may have with Consultant.

7.2                 Procedure. Consultant agrees that any arbitration will be administered by JAMS pursuant to its Comprehensive Arbitration Rules & Procedures (the “JAMS Rules”).  Consultant agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing.  Consultant agrees that the arbitrator shall issue a written decision on the merits.  Consultant also agrees that the arbitrator shall have the power to award any remedies available under applicable law.  Consultant agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules, including the California Code of Civil Procedure, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law.  To the extent that the JAMS Rules conflict with California law, California law shall take precedence.  Consultant further agrees that any arbitration under this agreement shall be conducted in Orange County, California.

7.3                 Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Consultant and the Company.  Accordingly, except as provided for by the Rules, neither Consultant nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which Company has not adopted.

7.4                 Availability of Injunctive Relief. In accordance with Rule 1281.8 of the California Code of Civil Procedure, Consultant agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of any agreement regarding trade secrets, confidential information, non-solicitation or Labor Code §2870.  Consultant understands that this Agreement does not prohibit Consultant from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the workers’ compensation board.  Consultant acknowledges and agrees that he is executing this Agreement voluntarily and without any duress or undue influence by Company or anyone else.  Consultant further acknowledges and agrees that he has carefully read this Agreement and that Consultant has asked any questions needed for Consultant to understand the terms, consequences and binding effect of this Agreement and fully understand it.  Finally, Consultant agrees that he has been provided an opportunity to seek the advice of an attorney of Consultant’s choice before signing this Agreement. The parties have executed this Agreement below to indicate their acceptance of its terms.

Consultant	MEDL, Inc.

By: /s/ Paul Caceres	By: /s/ Andrew Maltin
Print Name: Paul Caceres	Print Name: Andrew Maltin
Title: Consultant	Title: Chief Executive Officer

EXHIBIT A

STATEMENT OF WORK

Description of Work: Financial Management Services

1.	Services:

Financial Management services, including but not limited to the duties normally performed by a Chief Financial Officer of a publicly traded company as permitted by the limited time available working an average of two business days per week.

2.	Compensation of Consultant:

A)	Working days per month: Average of two business days per week.
B)	Rate of pay: $10,000.00 per month

Consultant expects to contribute time to the Services on average of two business days per week. Consultant will send a semi-monthly invoice including days worked, which summarizes consulting services performed during that period pursuant to this agreement.  The Company shall make immediate payment in full upon receipt of the invoice.

Company shall pay or reimburse Consultant for all reasonable and actual documented expenses incurred by Consultant for the benefit of the Company and in furtherance of duties hereunder including, expenses for travelling, meals, hotel accommodations and other out-of-pocket expenses. Consultant shall submit expense invoices and supporting documentation satisfactory to the Company evidencing such expenses on a semi-monthly basis with respect to expenses that Consultant has incurred during the preceding month.

This Exhibit A is accepted and agreed as of November 8th, 2011.

Consultant	MEDL, Inc.

By: /s/ Paul Caceres	By: /s/ Andrew Maltin
Print Name: Paul Caceres	Print Name: Andrew Maltin
Title: Consultant	Title: Chief Executive Officer